Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-122908 and 333-150804) on Form S-8 of Dolby Laboratories, Inc. (the Company) of our reports dated November 18, 2009, with respect to the consolidated balance sheets of the Company as of September 25, 2009 and September 26, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 25, 2009 and the effectiveness of internal control over financial reporting as of September 25, 2009, which reports appear in the September 25, 2009 annual report on Form 10-K of the Company.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for uncertainty in income taxes at the beginning of fiscal year 2008.

/s/ KPMG LLP

San Francisco, California

November 18, 2009